Exhibit 3.1

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

UNIVERSAL SAFETY PRODUCTS, INC.

Universal Safety Products, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

FIRST: The charter of the Corporation is hereby amended by striking out in its entirety Article FIFTH of the Articles of Incorporation and substituting the following:

“FIFTH: The total number of shares of stock of all classes which the Corporation has authority to issue is Five Hundred Twenty-Five Million (525,000,000), with a par value of one cent ($0.01) per share, having an aggregate par value of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).”

SECOND: The charter of the Corporation is hereby amended by adding the following new Article ELEVENTH after Article TENTH thereof:

“ELEVENTH: Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.”

THIRD: The foregoing amendments to the Charter of the Corporation were duly approved and declared advisable by the Board of Directors of the Corporation and approved by the Stockholders of the Corporation.

FOURTH:       (a) The total number of shares of all classes of stock of the Corporation heretofore authorized before the amendment, and the number and par value of the shares of each class are as follows:

Twenty Million (20,000,000), with a par value of one cent ($0.01) per share, having an aggregate par value of Two Hundred Thousand Dollars ($200,000).

(b) The total number of shares of all classes of stock of the Corporation, as increased by the amendment, and the number and par value of the shares of each class are as follows:

Five Hundred Twenty-Five Million (525,000,000), with a par value of one cent ($0.01) per share, having an aggregate par value of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).

(c) The authorized capital stock of the Corporation is not divided into classes.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary, as of the 7th day of August, 2026. Each of the undersigned officers of the Corporation acknowledges, under the penalties of perjury, that these Articles of Amendment are the corporate act of the Corporation and that the matters and facts set forth herein with respect to authorization and approval are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:	UNIVERSAL SAFETY PRODUCTS, INC.

/s/ James B. Huff	By:	/s/ Harvey B. Grossblatt
James B. Huff, Secretary		Harvey B. Grossblatt, President